Exhibit 99.1

PRESS RELEASE

July 26, 2018

CLOUD PEAK ENERGY INC. ANNOUNCES RESULTS

FOR SECOND QUARTER AND FIRST SIX MONTHS OF 2018

Gillette, Wyo. (BUSINESSWIRE) — Cloud Peak Energy Inc. (NYSE:CLD), one of the largest U.S. coal producers and the only pure-play Powder River Basin (“PRB”) coal company, today announced results for the second quarter and first six months of 2018.

Colin Marshall, President and Chief Executive Officer, commented, “The second quarter was challenging as shipments were behind plan primarily due to weather and operational issues at our Antelope Mine.  We are working to make up as many of the delayed shipments as we can through the second half of the year.  While domestic coal burn is up, and utility coal stockpiles are decreasing, buying is currently slow and prices remain subdued.  Our export business remained strong allowing us to export 1.3 million tons during the quarter.  We continue to expect to export approximately 5.5 million tons in 2018.  We are pleased to have amended and extended our existing Westshore throughput agreement, which increases annual capacity to 10.5 million tons in 2021 and 2022.”

Highlights

•                  Amended and extended the existing Westshore throughput agreement to increase annual capacity from 5.5 million tons to 10.5 million tons in 2021 and 2022.  Cloud Peak Energy retained the right to terminate the agreement at any time in exchange for a buyout payment.

•                  Amended the Credit Agreement to extend its maturity to May 24, 2021 while reducing the maximum borrowing capacity from $400 million to $150 million.  Ended the quarter with $90.2 million of cash and cash equivalents and total available liquidity of $171.2 million, including availability under the Credit Agreement.

•                  Exercised a coal lease option with the Crow Tribe of Indians, providing approximately 290 million in-place tons (1) and extended the lease options on two additional project areas totaling approximately 1.1 billion in-place tons (1).  Paid approximately $1.8 million to the Crow Tribe in connection with exercising the option and option extensions.

(1)                                 Represents a current estimate of physical in-place coal tons.  Does not represent proven and probable reserves, non-reserve coal deposits or a forecast of tons to be produced and sold in the future.  Future production and sales of such tons, if any, are subject to exercise of remaining options, regulatory approvals, completion of land access agreements, and significant risk and uncertainty, including coal demand and pricing in the U.S. and internationally.

Second Quarter Results

	Quarter Ended		Year to Date
(in millions, except per ton amounts)	06/30/18	06/30/17	06/30/18	06/30/17
Consolidated
Net income (loss)	$(29.9)	$(6.9)	$(37.6)	$(27.1)
Adjusted EBITDA (1)	$(0.8)	$29.6	$18.9	$50.0

Owned and Operated Mines Segment
Shipments - owned and operated mines (tons)	11.6	14.3	23.8	28.4

Realized price per ton sold	$12.18	$12.25	$12.19	$12.18
Average cost per ton sold	$11.90	$9.81	$11.41	$9.84
Cash margin per ton sold (2)	$0.28	$2.44	$0.78	$2.34

Segment operating income (loss)	$(12.2)	$14.0	$(11.0)	$24.6
Segment Adjusted EBITDA (1)	$5.3	$36.7	$23.9	$70.5

Logistics and Related Activities Segment
Shipments - Asian exports (tons)	1.3	1.3	2.7	1.8

Realized price per ton sold - Asian exports	$59.78	$49.06	$58.41	$49.19
Average cost per ton sold - Asian exports	$54.32	$47.93	$53.17	$50.08
Cash margin per ton sold - Asian exports (2)	$5.46	$1.13	$5.24	$(0.89)

Segment operating income (loss)	$5.6	$(3.4)	$11.0	$(10.9)
Segment Adjusted EBITDA (1)	$7.3	$1.6	$14.4	$(0.9)

Selling, general and administrative expenses	$13.0	$9.8	$20.3	$20.8

(1)                                 Non-GAAP financial measure; see definition and reconciliation in this release and the attached tables.

(2)                                 Calculated by subtracting the average cost per ton sold from the realized price per ton sold.

•                  Shipments of 11.6 million tons during the second quarter of 2018 compared to 14.3 million tons for the second quarter of 2017.

•                  Exported 1.3 million tons during the second quarter and have contracted 4.1 million tons for 2018 delivery at prices higher than those realized in 2017.

•                  Net loss was $29.9 million for the second quarter of 2018 compared with a $6.9 million net loss during the second quarter of 2017, which was primarily driven by the lower domestic shipments during the second quarter of 2018.

•                  Adjusted EBITDA of $(0.8) million during the second quarter of 2018 compared to $29.6 million for the second quarter of 2017.

Health, Safety, and Environment

During the second quarter of 2018, among the Company’s approximately 1,100 full-time, mine site employees, there were no reportable injuries.  The year-to-date Mine Safety and Health Administration (“MSHA”) All Injury Frequency Rate (“AIFR”) is zero compared to a rate of 0.17 through the second quarter of 2017.  During the quarter there were 57 MSHA inspector days at the mine sites.  The Company was issued no significant and substantial citations during the quarter.

There were no reportable environmental incidents during the quarter.

Operating Results

Owned and Operated Mines

The Owned and Operated Mines segment comprises the results of mine site sales from the Company’s three mines primarily to its domestic utility customers and to the Logistics and Related Activities segment.

	Quarter Ended		Year to Date
(in millions, except per ton amounts)	06/30/18	06/30/17	06/30/18	06/30/17
Tons sold	11.6	14.3	23.8	28.4
Revenue	$143.9	$178.7	$297.5	$352.2
Cost of product sold	$139.6	$142.1	$275.6	$282.6
Realized price per ton sold	$12.18	$12.25	$12.19	$12.18
Average cost per ton	$11.90	$9.81	$11.41	$9.84
Cash margin per ton sold (1)	$0.28	$2.44	$0.78	$2.34
Segment operating income (loss)	$(12.2)	$14.0	$(11.0)	$24.6
Segment Adjusted EBITDA (2)	$5.3	$36.7	$23.9	$70.5

(1)                                 Calculated by subtracting the average cost per ton sold from the realized price per ton sold.

(2)                                 Non-GAAP financial measure; see definition and reconciliation in this release and the attached tables.

Shipments during the second quarter of 2018 were 19 percent lower than the second quarter of 2017, primarily due to lower shipments at the Antelope Mine.  Antelope production was impacted by several rain interruptions, a delay in moving a dragline to a low strip ratio pit due to nesting golden eagles, a dragline down for a planned tub replacement and below plan truck productivity.  Strip ratios have increased more in 2018 than in recent years resulting in higher cost per ton.  Cordero Rojo tons were also reduced due to continued low demand for 8400 Btu coal.

Revenue from the Owned and Operated Mines segment decreased 19 percent in the second quarter of 2018 compared to the second quarter of 2017 due to the lower shipments as well as $0.07 per ton lower average realized prices.  Cost per ton was $11.90 for the second quarter of 2018 compared with $9.81 for the second quarter of 2017.  The 21 percent higher cost per ton in 2018 was primarily driven by lower production rates, previously disclosed increased strip ratios, and higher per ton fuel and lube costs due to an increase in the price of diesel.

Logistics and Related Activities

The Logistics and Related Activities segment comprises the results of the Company’s logistics and transportation services to its domestic and international export customers including the incremental production taxes and royalties associated with these sales.

	Quarter Ended		Year to Date
(in millions, except per ton amounts)	06/30/18	06/30/17	06/30/18	06/30/17
Total tons delivered	1.3	1.3	2.7	1.9
Asian exports (tons)	1.3	1.3	2.7	1.8
Domestic (tons)(1)	—	—	0.1	0.1
Revenue	$79.3	$66.0	$159.0	$94.2
Total cost of product sold	$73.7	$69.4	$148.0	$105.1

Asian Exports (per ton sold)
Realized price	$59.78	$49.06	$58.41	$49.19
Average cost	$54.32	$47.93	$53.17	$50.08
Cash margin (2)	$5.46	$1.13	$5.24	$(0.89)

Domestic (per ton sold)
Realized price	$55.00	$50.74	$45.48	$48.04
Average cost	$48.96	$50.13	$40.06	$45.32
Cash margin (2)	$6.04	$0.61	$5.42	$2.72

Segment operating income (loss)	$5.6	$(3.4)	$11.0	$(10.9)
Segment Adjusted EBITDA (3)	$7.3	$1.6	$14.4	$(0.9)

Note:  Due to the tabular presentation of rounded amounts, certain numbers reflect insignificant rounding differences.

(1)                                 For the three months ended June 30, 2018 and 2017, the domestic logistics volumes were 45,400 tons and 40,400 tons, respectively.

(2)                                 Calculated by subtracting the average cost per ton sold from the realized price per ton sold.

(3)                                 Non-GAAP financial measure; see definition and reconciliation in this release and the attached tables.

Strong Asian utility demand and favorable pricing allowed the Company to export 1.3 million tons during the second quarter of 2018.  Second quarter 2018 segment operating income was $5.6 million, as compared to a loss of $3.4 million for the second quarter of 2017.  Segment operating income (loss) includes amortization of logistics contract amendment payments settled in previous years.  With the previously disclosed logistics contract extension for the Westshore agreement, this non-cash amortization will reduce but continue to the end of the extended agreement with Westshore in December 2022.  Higher prices, partially offset by rail fuel surcharges, higher severance taxes, and price variable rail rates, resulted in second quarter Segment Adjusted EBITDA increasing from $1.6 million in 2017 to $7.3 million this year.

The higher expected export volumes and pricing in 2018 are anticipated to partially offset the lower expected contribution from the Owned and Operated mines.

Cash, Liquidity, and Financial Position

Cash and cash equivalents as of June 30, 2018 were $90.2 million.  Cash provided by operations totaled $3.6 million during the first half of the year.  Capital expenditures were $4.8 million for the first half of 2018, of which $2.2 million occurred during the second quarter.

During the second quarter of 2018, the Company amended its Credit Agreement to extend the maturity to May 24, 2021 while reducing the maximum borrowing capacity from $400 million to $150 million.  New quarterly financial covenants were added as well.  The borrowing capacity is limited by the financial covenants, calculated on a quarterly basis, and will fluctuate from quarter to quarter.  As of June 30, 2018, the Company had available borrowing capacity of $81 million under the Credit Agreement.

The Company also amended its A/R Securitization Program to extend the term, which now matches the Credit Agreement maturity date.  The A/R Securitization Program allows for a maximum borrowing capacity of $70 million.  The borrowing capacity is limited by eligible accounts receivable (as defined under the terms of the A/R Securitization Program), calculated on a monthly basis, and will fluctuate from month to month.

The Company had $22.0 million in undrawn letters of credit under its A/R Securitization Program as of June 30, 2018.  These letters of credit are currently being used to provide collateral for the Company’s reclamation bonds and have fully utilized the available capacity under the A/R Securitization Program.  As of June 30, 2018, the Company had $5.6 million of restricted cash related to the cash-collateralization requirement of the A/R Securitization Program at May 31, 2018.  The available capacity under the A/R Securitization Program increased to $20.5 million at the end of June 2018, which reduced the required cash-collateralization to $1.5 million.

Including cash on hand and the availability under the Credit Agreement, the Company ended the quarter with total available liquidity of $171.2 million.

Domestic Outlook

Mine shipments to domestic customers during the second quarter of 2018 were 10.2 million tons, as compared to 13.0 million tons shipped to domestic customers in the second quarter of 2017.  Shipments during the second quarter of 2018 were negatively impacted by the previously discussed operational issues at the Antelope Mine, as well as low demand at the Cordero Rojo Mine.  Cloud Peak Energy has worked with its customers to move contracted volumes into the third quarter.

Natural gas prices during the second quarter remained in the range of $2.75 to $3.00 per MMBtu.  While storage volumes remain well below average, natural gas prices have been steady due to increasing production.  As of July 6, 2018, U.S. Energy Information Administration data showed that natural gas inventories have declined by 25 percent compared to year ago levels.

Utility coal stockpile levels have decreased since year-end.  Energy Ventures Analysis estimates there were 62 million tons of PRB coal inventories on utility stockpiles at the end of June 2018, a decline of 10 million tons from December 2017 levels.  The Company believes customer inventories will decline over the summer months as summer demand increases, which could increase contracting later in the year.

For 2018, the Company plans to ship between 50 and 54 million tons with current commitments to sell 49 million tons, which includes 4.1 million tons contracted with export customers.  All of the 49 million tons are under fixed-price contracts with a weighted-average price of $12.27 per ton.  Full year results will be impacted by the Company’s ability to sell the additional tons and their pricing.  The approximately 2.0 million tons for 2018 that were priced during the second quarter of 2018 averaged $12.04 per ton, in line with prevailing prices at that time for the qualities of coal contracted.

The Company is contracted to sell 29 million tons in 2019.  Of this committed production, 22 million tons are under fixed-price contracts with a weighted-average price of $12.55 per ton.  For 2019, there were 5.0 million tons contracted during the second quarter of 2018 averaging $12.28 per ton.

Spring Creek Complex Development

On June 7, 2018, Big Metal Coal Co. LLC (“Big Metal”), a subsidiary of Cloud Peak Energy, delivered notice to the Crow Tribe of Indians (“Crow Tribe”) to exercise the Upper Youngs Creek coal lease option and extend the coal lease options for the Squirrel Creek and Tanner Creek project areas.  In connection with the option exercise and option extension, Big Metal paid approximately $1.8 million to the Crow Tribe in June 2018.  The coal lease will require completion of land access agreements and approval from the U.S. Department of the Interior.  The coal located at the Big Metal project is similar quality to that of the Spring Creek Mine and offers lower sodium levels.

International Outlook

The international thermal Newcastle coal price index rebounded during the second quarter to over $100 per tonne, currently settling around $120 per tonne due to strong summer demand.  During the same period, the Kalimantan 5000 GAR index price, which the Spring Creek Mine coal typically prices against, has remained under $70 per tonne.  Based on estimates through May 2018, thermal imports into China have increased 18 million tonnes, or almost 24 percent, compared to May 2017.  China’s electricity generation has increased by 8.6 percent through May after increasing by 6.5 percent last year, with most of this increase from thermal coal generation.

Thermal coal imports to India have increased by nearly 10 percent this year as domestic coal production has struggled to keep pace with rising demand.  South Korean thermal coal imports continue to grow as recently commissioned plants increase their generation.  Since the Company announced the JERA Trading contract to supply a new IGCC power plant in Japan from late 2019, the Company has been discussing test burns with five Japanese utilities.  Two test burns have been successfully completed and discussions for four more test cargos are underway.  There is no assurance that these test burns will lead to future sales.

The Company exported 1.3 million tons during the second quarter of 2018.  The Company expects to realize higher prices during the second half of 2018 as selling prices have increased.  The benefit of increased prices will be tempered by increased port fees, rail fuel surcharges, price variable rail costs and increased severance taxes due to higher prices.  With strong demand for Cloud Peak Energy coal, and the rail and port system operating as expected, the Company expects export shipments of approximately 5.5 million tons in 2018.  The Company has contracted to sell 4.1 million tons for delivery in 2018.

2018 Guidance — Financial and Operational Estimates

The following table provides the current outlook and assumptions for selected 2018 consolidated financial and operational metrics:

Estimate or Estimated Range
Coal shipments for the three mines(1)	50 – 54 million tons
Committed sales with fixed prices	Approximately 49 million tons
Anticipated realized price of produced coal with fixed prices	Approximately $12.27 per ton
Adjusted EBITDA(2)	$65 – $85 million
Net interest expense	Approximately $37 million
Cash interest paid	Approximately $42 million
Depreciation, depletion, amortization, and accretion	$75 – $85 million
Capital expenditures	$15 – $20 million

(1)                     Inclusive of intersegment sales.

(2)                     Non-GAAP financial measure; please see definition below in this release.  Management did not prepare estimates of reconciliation with comparable GAAP measures, including net income, because information necessary to provide such a forward-looking estimate is not available without unreasonable effort.

Conference Call Details

A conference call with management is scheduled at 5:00 p.m. ET on July 26, 2018 to review the results and current business conditions.  The call will be webcast live over the Internet from www.cloudpeakenergy.com under “Investor Relations”.  Participants should follow the instructions provided on the website for downloading and installing the audio applications necessary to join the webcast.  Interested individuals also can access the live conference call via telephone at (855) 793-3260 (domestic) or (631) 485-4929 (international) and entering pass code 9790888.

Following the live webcast, a replay will be available at the same URL on the website for seven days.  A telephonic replay will also be available approximately two hours after the call and can be accessed by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international) and entering pass code 9790888.  The telephonic replay will be available for seven days.

About Cloud Peak Energy®

Cloud Peak Energy Inc. (NYSE:CLD) is headquartered in Wyoming and is one of the largest U.S. coal producers and the only pure-play Powder River Basin coal company.  As one of the safest coal producers in the nation, Cloud Peak Energy mines low sulfur, subbituminous coal and provides logistics supply services.  The Company owns and operates three surface coal mines in the PRB, the lowest cost major coal producing region in the nation.  The Antelope and Cordero Rojo mines are located in Wyoming and the Spring Creek Mine is located in Montana.  In 2017, Cloud Peak Energy sold approximately 58 million tons from its three mines to customers located throughout the U.S. and around the world.  Cloud Peak Energy also owns rights to substantial undeveloped coal and complementary surface assets in the Northern PRB, further building the Company’s long-term position to serve Asian export and domestic customers.  With approximately 1,300 total employees, the Company is widely recognized for its exemplary performance in its safety and environmental programs.  Cloud Peak Energy is a sustainable fuel supplier for approximately two percent of the nation’s electricity.

Cautionary Note Regarding Forward-Looking Statements

This release and our related quarterly investor presentation contain “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements are not statements of historical facts and often contain words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “seek,” “should,” “will,” “would,” or words of similar meaning.  Forward-looking statements may include, for example:  (1) our outlook for 2018 and future periods for Cloud Peak Energy, the Powder River Basin (“PRB”) and the industry in general; (2) our operational, financial and shipment guidance, including our ability in the second half of the year to make up for decreased first half 2018 shipments, export shipments expected in 2018 and the anticipated timing, volumes and benefits of our export supply agreement with JERA Trading; (3) estimated thermal coal demand by domestic and Asian utilities; (4) coal stockpile and natural gas storage levels and the impacts on future demand and pricing; (5) our ability to sell additional tons in 2018 and future periods at improved, economic prices; (6) the impact of the Trump administration energy policies, ongoing state, local and international anti-coal regulatory and political developments, NGO activities and global climate change initiatives; (7) potential commercialization of carbon capture technologies for utilities; (8) the impact of competition from other domestic and international coal producers, natural gas supplies and other alternative sources of energy used to generate electricity; (9) the timing and extent of any sustained recovery for depressed thermal coal industry conditions; (10) the impact of industry conditions on our financial performance, liquidity and compliance with the financial covenants in our Credit Agreement; (11) our ability to manage our take-or-pay exposure for committed port and rail capacity; (12) our future liquidity and access to sources of capital and credit to support our existing operations and growth opportunities; (13) the impact of any hedging programs; (14) our ability to renew or obtain surety bonds to meet regulatory requirements; (15) our cost management efforts; (16) operational plans for our mines; (17) business development and growth initiatives; (18) our plans to acquire or develop additional coal to maintain and extend our mine lives; (19) our estimates of the quality and quantity of economic coal associated with our development projects, the potential development of our Youngs Creek and other Northern PRB assets, and our potential exercise of remaining options for Crow Tribal coal; (20) potential development of additional export terminal capacity and increased future access to existing or new capacity; (21) industry estimates of the U.S. Energy Information Administration and other third party sources; and (22) other statements regarding our current plans, strategies, expectations, beliefs, assumptions, estimates and prospects concerning our business, operating results, financial condition, industry, economic conditions, government regulations, energy policies and other matters that do not relate strictly to historical facts.

These statements are subject to significant risks, uncertainties, and assumptions that are difficult to predict and could cause actual results to differ materially and adversely from those expressed or implied in the forward-looking statements.  The following factors are among those that may cause actual results to differ materially and adversely from our forward-looking statements: (1) the timing and extent of any sustained recovery of the currently depressed coal industry and the impact of ongoing or further depressed industry conditions on our financial performance, liquidity, and financial covenant compliance; (2) the prices we receive for our coal and logistics services, our ability to effectively execute our forward sales strategy, and changes in utility purchasing patterns resulting in decreased long-term purchases of coal; (3) the timing of reductions or increases in customer coal inventories; (4) our ability to obtain new coal sales agreements on favorable terms, to resolve customer requests for reductions or deferrals, and to respond to any cancellations of their committed volumes on terms that preserve the amount and timing of our forecasted economic value; (5) the impact of increasingly variable and less predictable demand for thermal coal based on natural gas prices, summer cooling demand, winter heating demand, economic growth rates and other factors that impact overall demand for electricity; (6) our ability to efficiently and safely conduct our mining operations and to adjust our planned production levels to respond to market conditions and effectively manage the costs of our operations; (7) competition with other producers of coal and with traders and re-sellers of coal, including the current oversupply of thermal coal, the impacts of currency exchange rate fluctuations and the strong U.S. dollar, and government environmental, energy and tax policies and regulations that make foreign coal producers more competitive for international transactions; (8) the impact of coal industry bankruptcies on our competitive position relative to other companies who have emerged from bankruptcy with reduced leverage and potentially reduced operating costs; (9) competition with natural gas, wind, solar and other non-coal energy resources, which may continue to increase as a result of low domestic natural gas prices, the declining cost of renewables, and due to environmental, energy and tax policies, regulations, subsidies and other government actions that encourage or mandate use of alternative energy sources; (10) coal-fired power plant capacity and utilization, including the impact of climate change and other environmental regulations and initiatives, energy policies, political pressures, NGO activities, international treaties or agreements and other factors that may cause domestic and international electric utilities to continue to phase out or close existing coal-fired power plants, reduce or eliminate construction of any new coal-fired power plants, or reduce consumption of coal from the PRB; (11) the failure of economic, commercially available carbon capture technology to be developed and adopted by utilities in a timely manner; (12) the impact of “keep coal in the ground” campaigns and other well-funded, anti-coal initiatives by environmental activist groups and others targeting substantially all aspects of our industry; (13) our ability to offset declining U.S. demand for coal and achieve longer term growth in our business through our logistics revenue and export sales, including the significant impact of Chinese and Indian thermal coal import demand and production levels from other countries and basins on overall seaborne coal prices, and the impact of any “trade wars” on our export business; (14) railroad, export terminal and other transportation performance, costs and availability, including the availability of sufficient and reliable rail capacity to transport PRB coal, the development of any future export terminal capacity and our ability to access capacity on commercially reasonable terms; (15) the impact of our rail and terminal take-or-pay commitments if we do not meet our required export shipment obligations, including our commitments entered as part of our export supply agreement with JERA Trading; (16) weather conditions and weather-related damage that impact our mining operations, our customers, or transportation infrastructure; (17) operational, geological, equipment, permit, labor, and other risks inherent in surface coal mining; (18) future development or operating costs for our development projects exceeding our expectations or other factors adversely impacting our development projects; (19) our ability to successfully acquire coal and appropriate land access rights at economic prices and in a timely manner and our ability to effectively resolve issues with conflicting mineral development that may impact our mine plans; (20) the impact of asset impairment charges if required as a result of challenging industry conditions or other factors, including any impairments associated with our development projects; (21) our plans and objectives for future operations and the development of additional coal reserves, including risks associated with acquisitions; (22) the impact of current and future environmental, health, safety, endangered species and other laws, regulations, treaties, executive orders, court decisions or governmental policies, or changes in interpretations thereof and third-party regulatory challenges, including additional requirements, uncertainties, costs, liabilities or restrictions adversely affecting the use, demand or price for coal, our mining operations or the logistics, transportation, or terminal industries; (23) the impact of required regulatory processes and approvals to lease coal and obtain, maintain and renew permits for coal mining operations or to transport coal to domestic and foreign customers, including third-party legal challenges to regulatory approvals that are required for some or all of our current or planned mining activities; (24) any increases in rates or changes in regulatory interpretations or assessment methodologies with respect to royalties or severance and production taxes and the potential impact of associated interest and penalties; (25) inaccurately estimating the costs or timing of our reclamation and mine closure obligations and our assumptions underlying reclamation and mine closure obligations; (26) our ability to obtain required surety bonds and provide any associated collateral on commercially reasonable terms; (27) the availability of, disruptions in delivery or increases in pricing from third-party vendors of raw materials, capital equipment and consumables which are necessary for our operations, such as explosives, petroleum-based fuel, tires, steel, and rubber; (28) our assumptions concerning coal reserve estimates; (29) our relationships with, and other conditions affecting, our customers (including our largest customers who account for a significant portion of our total revenue) and other counterparties, including economic conditions and the credit performance and credit risks associated with our customers and other counterparties, such as traders, brokers, and lenders under our Amended Credit Agreement and financial institutions with whom we maintain accounts or enter hedging arrangements; (30) the results of our hedging programs and changes in the fair value of derivative financial instruments that are not accounted for as hedges; (31) the terms and restrictions of our indebtedness; (32) liquidity constraints, access to capital and credit markets and availability and costs of credit, surety bonds, letters of credit, and insurance, including risks resulting from the cost or unavailability of financing due to debt and equity capital and credit market conditions for the coal sector or in general, changes in our credit rating, our compliance with the covenants in our debt agreements, credit pressures on our industry due to depressed conditions, any demands for increased collateral by our surety bond providers or the recent significant reduction in our borrowing capacity under our Amended Credit Agreement; (33) volatility in the price of our common stock, including the impact of any delisting of our stock from the New York Stock Exchange if we fail to meet the minimum average closing price listing standard; (34) our liquidity, results of operations, and financial condition generally, including amounts of working capital that are available; (35) litigation and other contingencies; (36) the authority of federal and state regulatory authorities to order any of our mines to be temporarily or permanently closed under certain circumstances; (37) volatility in our results due to quarterly mark-to-market accounting for certain historical equity compensation awards; and (38) other risk factors or cautionary language described from time to time in the reports and registration statements we file with the Securities and Exchange Commission, including those in Item 1A - Risk Factors in our most recent Form 10-K and any updates thereto in our Forms 10-Q and current reports on Form 8-K.

Additional factors, events, or uncertainties that may emerge from time to time, or those that we currently deem to be immaterial, could cause our actual results to differ, and it is not possible for us to predict all of them.  We make forward-looking statements based on currently available information, and we assume no obligation to, and expressly disclaim any obligation to, update or revise publicly any forward-looking statements made in this release or our related quarterly investor presentation, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

This release and our related presentation include the non-GAAP financial measure of Adjusted EBITDA (on a consolidated basis and for our reporting segments).  Adjusted EBITDA is intended to provide additional information only and does not have any standard meaning prescribed by generally accepted accounting principles in the United States of America (“U.S. GAAP”).  Quantitative reconciliations of historical net income (loss) and segment operating income (loss) to Adjusted EBITDA are found in the tables accompanying this release.  EBITDA represents net income (loss) before: (1) interest income (expense), net, (2) income tax provision,

(3) depreciation and depletion, and (4) amortization.  Adjusted EBITDA represents EBITDA as further adjusted for accretion, which represents non-cash increases in asset retirement obligation liabilities resulting from the passage of time, and specifically identified items that management believes do not directly reflect our core operations.  For the periods presented herein, the specifically identified items are: (1) adjustments to exclude non-cash impairment charges, (2) adjustments for derivative financial instruments, excluding fair value mark-to-market gains or losses and including cash amounts received or paid, (3) adjustments to exclude debt restructuring costs, and (4) non-cash throughput amortization expense and contract termination payments made to amend the BNSF and Westshore agreements.  We enter into certain derivative financial instruments such as put options that require the payment of premiums at contract inception.  The reduction in the premium value over time is reflected in the mark-to-market gains or losses.  Our calculation of Adjusted EBITDA does not include premiums paid for derivative financial instruments; either at contract inception, as these payments pertain to future settlement periods, or in the period of contract settlement, as the payment occurred in a preceding period.  In prior years the amortization of port and rail contract termination payments were included as part of EBITDA and Adjusted EBITDA because the cash payments approximated the amount of amortization being taken during the year.  During 2017, management determined that the non-cash portion of amortization arising from payments made in prior years, as well as the amortization of contract termination payments, should be adjusted out of Adjusted EBITDA because the ongoing cash payments are now significantly smaller than the overall amortization of these payments and no longer reflect the transactional results.  Because of the inherent uncertainty related to the items identified above, management does not believe it is able to provide a meaningful forecast of the comparable GAAP measures or reconciliation to any forecasted GAAP measure.

Adjusted EBITDA is an additional tool intended to assist our management in comparing our performance on a consistent basis for purposes of business decision making by removing the impact of certain items that management believes do not directly reflect our core operations.  Adjusted EBITDA is a metric intended to assist management in evaluating operating performance, comparing performance across periods, planning and forecasting future business operations and helping determine levels of operating and capital investments.  Period-to-period comparisons of Adjusted EBITDA are intended to help our management identify and assess additional trends potentially impacting our company that may not be shown solely by period-to-period comparisons of net income (loss) or segment operating income (loss).  Consolidated Adjusted EBITDA is also used as part of our incentive compensation program for our executive officers and others.

We believe Adjusted EBITDA is also useful to investors, analysts, and other external users of our Consolidated Financial Statements in evaluating our operating performance from period to period and comparing our performance to similar operating results of other relevant companies.  Adjusted EBITDA allows investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and depletion, amortization and accretion and other specifically identified items that are not considered to directly reflect our core operations.

Our management recognizes that using Adjusted EBITDA as a performance measure has inherent limitations as compared to net income (loss), segment operating income (loss), or other GAAP financial measures, as this non-GAAP measure excludes certain items, including items that are recurring in nature, which may be meaningful to investors.  As a result of these exclusions, Adjusted EBITDA should not be considered in isolation and does not purport to be an alternative to net income (loss), segment operating income (loss), or other GAAP financial measures as a measure of our operating performance.  Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

SOURCE: Cloud Peak Energy Inc.

Contact:

John Stranak, (720) 566-2932
Investor Relations

CLOUD PEAK ENERGY INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF

OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenue	$205,698	$229,201	$422,007	$424,930
Costs and expenses
Cost of product sold (exclusive of depreciation, depletion, and accretion)	196,410	195,700	388,944	365,969
Depreciation and depletion	14,401	19,249	29,396	37,894
Accretion	1,706	1,846	3,411	3,667
(Gain) loss on derivative financial instruments	—	1,595	—	3,939
Selling, general and administrative expenses	12,975	9,827	20,292	20,801
Impairments	800	—	800	—
Other operating costs	55	92	183	310
Total costs and expenses	226,347	228,309	443,026	432,580
Operating income (loss)	(20,649)	892	(21,019)	(7,650)
Other income (expense)
Net periodic postretirement benefit income (cost), excluding service cost	1,617	1,592	3,235	3,182
Interest income	274	118	538	157
Interest expense	(10,541)	(9,866)	(19,729)	(22,778)
Other, net	(334)	(138)	(604)	(448)
Total other income (expense)	(8,984)	(8,294)	(16,560)	(19,887)
Income (loss) before income tax provision and earnings from unconsolidated affiliates	(29,633)	(7,402)	(37,579)	(27,537)
Income tax benefit (expense)	(234)	149	(297)	(151)
Income (loss) from unconsolidated affiliates, net of tax	(5)	305	266	632
Net income (loss)	(29,872)	(6,948)	(37,610)	(27,056)
Other comprehensive income (loss)
Postretirement medical plan amortization of prior service costs	(1,837)	(1,821)	(3,675)	(3,642)
Income tax on postretirement medical plan	—	—	—	—
Other comprehensive income (loss)	(1,837)	(1,821)	(3,675)	(3,642)
Total comprehensive income (loss)	$(31,709)	$(8,769)	$(41,285)	$(30,698)
Income (loss) per common share:
Basic	$(0.39)	$(0.09)	$(0.50)	$(0.38)
Diluted	$(0.39)	$(0.09)	$(0.50)	$(0.38)
Weighted-average shares outstanding - basic	75,756	75,086	75,544	70,634
Weighted-average shares outstanding - diluted	75,756	75,086	75,544	70,634

CLOUD PEAK ENERGY INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30,	December 31,
	2018	2017
ASSETS
Current assets
Cash and cash equivalents	$90,174	$107,948
Accounts receivable	41,978	50,075
Due from related parties	696	122
Inventories, net	70,579	72,904
Income tax receivable	476	256
Other prepaid and deferred charges	26,180	36,964
Other assets	803	1,765
Total current assets	230,886	270,034

Noncurrent assets
Property, plant and equipment, net	1,343,846	1,365,755
Goodwill	2,280	2,280
Income tax receivable	29,454	29,454
Other assets	43,043	31,178
Total assets	$1,649,509	$1,698,701

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$32,961	$29,832
Royalties and production taxes	53,733	54,327
Accrued expenses	35,340	32,818
Current portion of federal coal lease obligations	379	—
Other liabilities	1,952	2,435
Total current liabilities	124,365	119,412

Noncurrent liabilities
Senior notes	400,941	405,266
Federal coal lease obligations, net of current portion	1,404	—
Asset retirement obligations, net of current portion	102,226	99,297
Accumulated postretirement medical benefit obligation, net of current portion	25,622	24,958
Royalties and production taxes	20,036	21,896
Other liabilities	6,773	20,063
Total liabilities	681,367	690,892

Equity
Common stock ($0.01 par value; 200,000 shares authorized; 76,255 and 75,644 shares issued and 75,778 and 75,167 outstanding as of June 30, 2018 and December 31, 2017, respectively)	758	752
Treasury stock, at cost (477 shares as of both June 30, 2018 and December 31, 2017)	(6,498)	(6,498)
Additional paid-in capital	654,193	652,702
Retained earnings	309,557	347,046
Accumulated other comprehensive income (loss)	10,132	13,807
Total equity	968,142	1,007,809
Total liabilities and equity	$1,649,509	$1,698,701

CLOUD PEAK ENERGY INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended
	June 30,
	2018	2017
Cash flows from operating activities
Net income (loss)	$(37,610)	$(27,056)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and depletion	29,396	37,894
Accretion	3,411	3,667
Impairments	800	—
Loss (income) from unconsolidated affiliates, net of tax	(266)	(632)
Distributions of income from unconsolidated affiliates	1,000	3,500
Equity-based compensation expense	1,878	2,506
(Gain) loss on derivative financial instruments	—	3,939
Cash received (paid) on derivative financial instrument settlements	—	(1,147)
Non-cash interest expense related to early retirement of debt and refinancings	1,611	702
Payment of deferred financing costs	(3,621)	—
Net periodic postretirement benefit cost (credit)	(2,841)	(2,736)
Payments for logistics contracts	(5,000)	(17,000)
Logistics throughput contract amortization expense	8,322	18,998
Other	3,773	4,296
Changes in operating assets and liabilities:
Accounts receivable	8,097	269
Inventories, net	2,307	(1,395)
Due to or from related parties	(574)	(478)
Other assets	2,995	(6,160)
Accounts payable and accrued expenses	(9,628)	(6,100)
Asset retirement obligations	(482)	(520)
Net cash provided by (used in) operating activities	3,568	12,547

Investing activities
Purchases of property, plant and equipment	(4,831)	(7,896)
Investment in development projects	(1,894)	(2,110)
Other	69	33
Net cash provided by (used in) investing activities	(6,656)	(9,973)

Financing activities
Principal payments on federal coal leases	(574)	—
Repayment of senior notes	—	(62,094)
Payment of deferred financing costs	(907)	(406)
Payment amortized to deferred gain	(6,298)	(6,294)
Proceeds from issuance of common stock	—	68,850
Cash paid for equity offering	—	(4,490)
Other	(1,300)	(1,312)
Net cash provided by (used in) financing activities	(9,079)	(5,746)

Net increase (decrease) in cash, cash equivalents, and restricted cash	(12,167)	(3,172)
Cash, cash equivalents, and restricted cash at beginning of period	108,673	84,433
Cash, cash equivalents, and restricted cash at end of period	$96,506	$81,261

CLOUD PEAK ENERGY INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

(in millions)

Adjusted EBITDA

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net income (loss)	$(29.9)	$(6.9)	$(37.6)	$(27.1)
Interest income	(0.3)	(0.1)	(0.5)	(0.2)
Interest expense	10.5	9.9	19.7	22.8
Income tax (benefit) expense	0.2	(0.1)	0.3	0.2
Depreciation and depletion	14.4	19.2	29.4	37.9
EBITDA	(5.0)	21.9	11.3	33.6
Accretion	1.7	1.8	3.4	3.7
Derivative financial instruments:
Exclusion of fair value mark-to-market losses (gains) (1)	—	1.6	—	3.9
Inclusion of cash amounts received (paid) (2)	—	(0.8)	—	(1.1)
Total derivative financial instruments	—	0.8	—	2.8
Impairments	0.8	—	0.8	—
Non-cash throughput amortization expense and contract termination payments	1.7	5.1	3.4	9.9
Adjusted EBITDA	$(0.8)	$29.6	$18.9	$50.0

(1)                                 Fair value mark-to-market (gains) losses reflected on the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss).

(2)                                 Cash amounts received and paid reflected within operating cash flows in the Unaudited Condensed Consolidated Statements of Cash Flows.

Adjusted EBITDA by Segment

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net income (loss)	$(29.9)	$(6.9)	$(37.6)	$(27.1)
Interest income	(0.3)	(0.1)	(0.5)	(0.2)
Interest expense	10.5	9.9	19.7	22.8
Other, net	0.3	0.1	0.6	0.4
Income tax expense (benefit)	0.2	(0.1)	0.3	0.2
Loss (income) from unconsolidated affiliates, net of tax	—	(0.3)	(0.3)	(0.6)
Net periodic postretirement benefit cost (income), excluding service cost	(1.6)	(1.6)	(3.2)	(3.2)
Consolidated operating income (loss)	$(20.6)	$0.9	$(21.0)	$(7.7)

Owned and Operated Mines
Operating income (loss)	$(12.2)	$14.0	$(11.0)	$24.6
Depreciation and depletion	14.1	19.1	28.8	37.5
Accretion	1.6	1.7	3.2	3.4
Derivative financial instruments:
Exclusion of fair value mark-to-market losses (gains)	—	1.6	—	3.9
Inclusion of cash amounts received (paid)	—	(0.8)	—	(1.1)
Total derivative financial instruments	—	0.8	—	2.8
Impairments	0.8	—	0.8	—
Net periodic postretirement benefit income (cost), excluding service cost	1.3	1.3	2.7	2.7
Other	(0.3)	(0.2)	(0.6)	(0.5)
Adjusted EBITDA	$5.3	$36.7	$23.9	$70.5

Logistics and Related Activities
Operating income (loss)	$5.6	$(3.4)	$11.0	$(10.9)
Non-cash throughput amortization expense and contract termination payments	1.7	5.1	3.4	9.9
Other	—	(0.1)	—	0.1
Adjusted EBITDA	$7.3	$1.6	$14.4	$(0.9)

Other Unallocated Operating Income (Loss)
Other operating income (loss)	$(13.4)	$(10.1)	$(21.1)	$(21.4)
Elimination of intersegment operating income (loss)	$(0.6)	$0.5	$0.1	$—

Tons Sold

	Q2	Q1	Q4	Q3	Q2	Year	Year	Year	Year	Year
(in thousands)	2018	2018	2017	2017	2017	2017	2016	2015	2014	2013
Mine
Antelope	4,884	6,660	6,540	7,813	6,711	28,439	29,807	35,167	33,647	31,354
Cordero Rojo	3,348	2,600	3,955	3,770	4,227	16,394	18,332	22,872	34,809	36,670
Spring Creek	3,331	2,999	3,047	3,959	3,390	12,606	10,348	17,027	17,443	18,009
Decker (50% interest)	—	—	—	—	—	—	—	—	1,079	1,519
Total	11,563	12,259	13,542	15,542	14,328	57,439	58,488	75,066	86,978	87,552